Exhibit 16.1

June 24, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated June 19, 2024, of Renalytix plc and are in agreement with the statements contained in the first, second, third and fourth paragraphs under the heading (b) Previous Independent Registered Public Accounting Firm on page 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP